Exhibit 5


                         [FORM OF] ASSIGNMENT AGREEMENT


                  Assignment Agreement, dated as of December 30, 1997 (the "Agreement"), by and between Varde Partners, Inc., a Delaware corporation ("Varde"), and ______________ (the "Executive").

                              W I T N E S S E T H :

                  Simultaneously with the execution and delivery of this Agreement, a Restructuring and Override Agreement, dated as of December 30, 1997 (the "Restructuring Agreement"), by and among Varde, Pride Companies, L.P., a Delaware limited partnership ("Pride"), Pride Refining, Inc., a Texas corporation, as the managing general partner of Pride and Pride SGP, Inc., a Texas corporation, as the special general partner of Pride, is being executed and delivered. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Restructuring Agreement (including terms defined therein by incorporation by reference of terms defined in the Credit Agreement).

                  The Executive is an employee of Pride. Simultaneously with the execution and delivery of this Agreement, the Executive and Pride are executing and delivering an Employment Agreement, dated as of December 30, 1997, in the form attached hereto as Exhibit A (the "Employment Agreement").

                  Varde wishes to provide certain incentives to the Executive, and the Executive wishes to provide certain benefits to Varde, all to the extent set forth herein.


                               I. BASIC AGREEMENT

                  1.1 Assignment. Effective upon, and subject to the occurrence of, the Stage 1 Transactions, Varde hereby assigns, subject to the terms and conditions set forth herein, an undivided interest in the securities and indebtedness of Pride set forth on Schedule 1 hereto (such securities, including any securities and indebtedness into which they may be converted or exchanged, the "Executive Securities"). In consideration for such assignment, the Executive shall execute and deliver to Varde his duly executed and delivered promissory note in a principal amount equal to the purchase price for the Executive Securities set forth on Schedule 1 (the "Purchase Price") and in the form attached hereto as Exhibit B (the "Note"), and agrees to the terms and conditions set forth herein.

                  1.2 Holding and Voting of Executive Securities. The Executive acknowledges and agrees that the Executive Securities represent an undivided interest in securities and indebtedness acquired by Varde under the Restructuring Agreement and the agreements described therein. The Executive acknowledges receipt of a copy of the Restructuring Agreement and the Credit Agreement and consents to the terms


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thereof. The Executive acknowledges and agrees that, until such time as the Note is paid in full, he shall have no voting, disposition or other rights with respect to the Executive Securities other than the right to receive distributions and other payments thereon, subject to the provisions set forth herein. Varde shall retain all voting rights in respect of the Executive Securities, including, without limitation, the right to amend the terms thereof (so long as any such amendment does not discriminate among securities of the same class), and shall have no obligations whatsoever with respect to the Executive Securities other than the payment obligations set forth herein; provided, however, upon payment in full of the Note in accordance with the terms and conditions of this Agreement, Varde shall (i) request Pride to deliver to the Executive certificates or other evidences of his Executive Securities and
(ii) execute such other documents and instruments as may be necessary or appropriate to evidence the transfer of record title in and to the Executive Securities to the Executive.

                  1.3 Note and Security Agreement. Subject to the terms and conditions hereof, the Note shall constitute a non-recourse obligation of the Executive payable solely from the distributions and other payments with respect to the Executive Securities. To secure the Executive's obligations under the Note and this Agreement, the Executive shall execute and deliver simultaneously with the execution and delivery of this Agreement a Security Agreement in the form attached hereto as Exhibit C (the "Security Agreement") pursuant to which the Executive shall grant to Varde a first priority, perfected security interest in all of his right, title and interest in the Executive Securities.

                  1.4 Interest on Note. The Note shall constitute a cash flow obligation only and interest shall be payable from time to time only from, and in amounts equal to, all cash distributions on the Executive Securities (other than distributions that constitute cash payments of principal on the Executive Securities or cash redemptions of the Stated Value of Executive Securities that constitute partnership units of Pride) net of the amount of federal income taxes, if any, payable by the Executive with respect to the applicable cash distribution (such net amount being referred to as an "Interest Payment"). All Interest Payments shall be the property of Varde and shall be applied to the payment of interest on the Note upon receipt by Varde.

                  Notwithstanding the foregoing provisions of this Section 1.4, if the amount of interest payable under the Note on any interest payment date in respect of the immediately preceding interest computation period would, if based solely upon the provisions of this Section 1.4, exceed the maximum amount allowed by law, the amount of interest payable on such interest payment date shall be automatically reduced to the maximum amount allowed by law. If the amount of interest payable under the Note in respect of any interest computation period is reduced based upon the Maximum Rate (as hereinafter defined) or the maximum amount of interest allowed by law and the amount of interest payable under the Note in respect of any subsequent interest computation period would be less than the maximum amount allowed by law, then the amount of interest payable under the Note in respect of such subsequent interest computation period shall be automatically increased to such


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maximum amount allowed by law, until such time as the interest that would have been payable under the immediately preceding sentence is fully paid.

                  For purposes hereof, "Maximum Rate" shall mean, on any day, the highest nonusurious rate of interest (if any) permitted by applicable law on such day that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note under the laws which are presently in effect of the United States of America and the State of Texas applicable to the holder of the Note and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States of America and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Varde hereby notifies Executive that, and discloses to Executive that, for purposes of Tex. Rev. Civ. Stat. Arm. Art. 5069-1.04, as it may from time to time be amended, the "applicable rate ceiling" shall be the "indicated rate" ceiling from time to time in effect as limited by Art. 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Varde reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Executive; and, provided further, that the "highest nonusurious rate of interest permitted by applicable law" for purposes of this Agreement and the Note shall not be limited to the applicable rate ceiling under Art. 5069-1.04 if federal laws or other state laws now or hereafter in effect and applicable to this Agreement and the Note (and the interest contracted for, charged and collected hereunder or thereunder) shall permit a higher rate of interest.

                  1.5 Principal Payments on Note. Until the Note is paid in full, all cash payments of principal on the Executive Securities and cash redemptions of the Stated Value of Executive Securities that constitute partnership units of Pride shall be retained by Varde and applied to the payment of the outstanding principal amount of the Note upon receipt by Varde. All paid-in-kind distributions in respect of the Executive Securities shall constitute Executive Securities and shall not be applied to the payment of principal of or interest on the Note. The Note may not be paid or prepaid by the Executive other than from the sources described in the first sentence of this
Section 1.5 without the prior written consent of Varde; provided, however, that if the Note is not paid in full on the Maturity Date, either Varde or the Executive may elect, upon not less than 30 days written notice to the other party, to extend the Maturity Date for one year (as so extended, the "Extended Maturity Date"). (In addition, if Varde extends the maturity date of the Series B-1 Term Loan or the mandatory redemption date of the New Preferred Unit A to a date later than the Extended Maturity Date, then the Extended Maturity Date shall be deemed to be such later date.) On the Extended Maturity Date, the Executive may pay the Note from any sources of funds unless no less than three months prior to the Extended Maturity Date, Varde, at its option, elects to have the Note paid by the assignment to Varde of all of the Executive's right, title and interest in and to the Executive Securities that constitute the Series B-1 Term Loan or the New Preferred Unit A, whichever is outstanding, in satisfaction of the amount outstanding under the Note. If Varde makes such election, the Exective shall assign the securities free and clear of any Liens and Varde and the Executive shall enter into appropriate documentation to


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effect the foregoing. Nothwithstanding anything to the contrary herein, if the
Note is paid in full at a time when the Series A Term Loan remains outstanding and held by Varde (or an affiliate of Varde) or a person (other than an affiliate of Varde) that acquired the Series A Term Loan from Varde for a price of less than par plus accrued but unpaid interest (or any transferee of such person), all payments of cash on the Executive Securities shall be held by Varde in escrow as collateral security for the payment of principal, interest and other amounts payable with respect to the Series A Term Loan (the "Series A Obligations"). If there occurs an Event of Default under the Credit Agreement when Series A Obligations are outstanding, Varde may apply all such collateral to the payment of the Series A Obligations until such Series A Obligations are indefeasibly paid in full. Upon payment in full of the Series A Obligations, the Executive shall be subrogated (together with certain other employees of Pride) to Varde's rights with respect to the Series A Obligations to the extent of the collateral applied hereunder to the payment thereof.

                  1.6 Other Payments on Varde's Securities. All payments received by Varde in connection with (i) the Call Option, (ii) the DFSC Proceeds paid to Varde other than the portion thereof applied to the payment of the Series B-1 Term Loans or the New Preferred Unit A as provided in Section 1.4(a) of the Restructuring Agreement or (iii) any sale, transfer, assignment or other disposition to any person of all or a portion of the Outstanding Securities shall be the exclusive property of Varde and the Executive shall have no rights with respect thereto; provided, however, that the Executive's right, title and interest in and to the Executive Securities (including, without limitation, the right to receive a transfer of record title to the Executive Securities upon the satisfaction of the conditions therefor set forth herein) shall continue notwithstanding any such transaction (although the record owner thereof may be a person other than Varde following such transaction). The Executive acknowledges and agrees that if the portion of the DFSC Proceeds distributed to Varde pursuant to clause (z)(ii) of Section 1.4(a) of the Restructuring Agreement is applied to the redemption or payment of Outstanding Securities, the Executive shall have no right to have the Executive Securities participate in such redemption or payment and all such amounts shall be the exclusive property of Varde.

                  1.7 Employment Agreement. To induce Varde to enter into this Agreement, the Executive is entering into the Employment Agreement and covenants to perform his duties and obligations thereunder. The Executive agrees that Varde is intended to, and shall, be a third party beneficiary of the rights of the Company thereunder. The Executive shall not agree to any amendment, supplement, termination, modification or waiver of the Employment Agreement without the prior written consent of Varde.

                  1.8      Consequences of Termination of Employment.

                           (a)      Varde Repurchase Rights.  If the Executive's
employment with the Company terminates (i) as a result of the Executive's voluntary resignation or (ii) as a result of the Executive intentionally failing to be ready and willing to perform his obligations under the Employment Agreement (provided that

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death or disability shall not constitute a failure to be ready and willing to perform) (any of such events of termination being referred to as an "Employment Termination Event"), then Varde may, at its option (but shall have no obligation
to), repurchase (x) two-thirds (2/3) of each class of the Executive Securities if the Employment Termination Event occurs within eighteen (18) months of the date hereof or (y) one-third (1/3) of each class of Executive Securities if the Employment Termination Event occurs after eighteen (18) but within thirty-six
(36) months of the date hereof, for a repurchase price (the "Repurchase Price") of two-thirds (2/3) or one-third (1/3), respectively, of the Purchase Price. Varde, if it exercises its option, shall pay the Repurchase Price by cancelling a principal amount of the Note equal to the Repurchase Price and paying the balance, if any, in cash. The closing of any repurchase under this Section 1.8 shall occur at the offices of the Company ten Business Days after delivery of written notice of exercise by Varde. At the closing, the Executive shall deliver to Varde any certificates or other evidences of the Executive Securities free and clear of any Lien and Varde shall acknowledge the reduction in the principal amount of the Note and deliver a certified check in the amount of any cash payment.

                  Varde's repurchase rights under this Section 1.8(a) shall terminate upon (i) termination of the Executive's employment with the Company for a reason other than an Employment Termination Event; (ii) constructive termination by Pride of the Executive's employment that remains uncured 30 days after notice to Pride and Varde, including, without limitation, for this purpose, a material reduction in the annual salary of the Executive; (iii) a material breach by Pride of the Employment Agreement that remains uncured 30 days after notice to Pride and Varde; (iv) death or incapacity of the Executive;
(v) a merger or consolidation in which Pride is a constituent party, or sale of all or substantially all of the assets of Pride or a recapitalization of Pride, if, in any such transaction, Varde receives cash for the Outstanding Securities;
(vi) any sale, transfer, assignment or other disposition by Varde to any person (other than its affiliates) of a majority or more of the Outstanding Securities (not including the Series A Term Loan); or (vii) the fifth anniversary of the date hereof if an Employment Termination Event has not occurred prior to such anniversary (any such event in clauses (i) through (vii) being referred to as a "Repurchase Termination Event").

                           (b)      Recourse/Non-Recourse Provisions of Note.
Notwithstanding anything to the contrary contained herein or in the Note, upon the occurrence of (i) an Employment Termination Event, the Note shall automatically, and without any further action by any party, become a full recourse obligation of the Executive and the Executive shall have full personal liability for the full payment thereof and (ii) a Repurchase Termination Event, the Note shall automatically, and without any further action by any party, irrevocably be a non-recourse obligation of the Executive subject only to the payment obligations set forth herein, in the Note and in the Security Agreement.

                  1.9 Conversion to Common Units. If Unitholder approval is obtained for the exchange of the Outstanding Securities into the New Preferred Units

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as contemplated by the Restructuring Agreement, the Executive shall have the right (without the prior approval of Varde) to convert his right, title and interest in the New Preferred Unit B and the New Preferred Unit C into Common Units at any time after the second anniversary of the Stage 3 Closing, if at the time of such conversion no event of default or material default shall have occurred and be continuing under any of the Outstanding Securities. Notwithstanding any provision herein to the contrary, if the Series A Term Loan remains outstanding at the time of the Unitholder approval contemplated by the Restructuring Agreement, the Executive shall have no interest whatsoever in any conversion rights of the New Preferred Unit C to the extent such New Preferred Unit C is convertible into more than 42% of the Common Units.

                  1.10 Priority of Payments. Any payments of principal or redemptions of Preferred Units in respect of the Executive Securities shall be applied in the following order: the Series B-1 Term Loans, the Series C Term Loans, the Series A Unsecured Note, the Series B Units, the Series C Units and the Series D Units (or the New Preferred Unit A, New Preferred Unit B and the New Preferred Unit C, assuming Unitholder approval has been obtained for the Stage 3 Transactions), in each case together with accrued but unpaid interest or dividends on the principal amount or Stated Value paid.

                  1.11 Structure. Varde will cooperate with the Executive in restructuring the interest of the Executive in the Executive Securities in order to maximize the tax efficiency of the Executive's interest, but Varde shall not be required to effect any restructuring that has adverse tax or other consequences to Varde.


                                II. MISCELLANEOUS

                  2.1 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder or under the Executive Securities, the Note or the Security Agreement may be assigned, pledged, transferred or otherwise disposed of or encumbered by the Executive.

                  2.2 Notices. All notices, demands or other communications between the parties hereto shall be in writing. Notices delivered personally or by telecopier shall be deemed received on the same Business Day if delivered personally or by telecopier before 3:00 p.m. (recipient's local time) on such day, and otherwise on the next Business Day. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been received (i) if given or made by certified or registered mail, by hand delivery or by courier service, when actually delivered to the relevant address (and such location is open for business) and (ii) if given or made by facsimile, on the date that the communication is received by the Executive or a responsible employee of Varde, as the case may be, in legible form

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(and being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine).


                           All notices to Varde shall be given to:

                           Varde Partners, Inc.
                           3600 West 80th Street
                           Suite 225
                           Minneapolis, Minnesota 55431
                           Attention:  George G. Hicks
                           Tel:  (612) 893-1554
                           Fax:  (612) 893-9613
                           With a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Attention:  Kenneth M. Schneider, Esq.
                           Tel:  (212) 373-3000
                           Fax:  (212) 757-3990

                           All notices to the Executive shall be given to him at the address set forth on Schedule 1

                  2.3 Final Integration. This Agreement, together with the exhibits and schedules attached hereto, the Note and Security Agreement shall serve as the final integration and expression of all agreements between Varde and the Executive with respect to the subject matter hereof, and any previous agreement, representation or warranty, whether oral or written, shall have no further force and effect.

                  2.4 Governing Law. The laws of the State of New York (without regard to principles of conflict of laws that would cause the application of the laws of any other jurisdiction) shall govern the construction, interpretation and enforceability of this Agreement in any dispute, case or controversy arising in or under or related to or connected with this Agreement or the relationship between the parties hereto.

                  2.5 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH EITHER OF THEM IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, DUTY IMPOSED BY LAW OR OTHERWISE) IN ANYWAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE EXECUTIVE SECURITIES, THE NOTE OR THE SECURITY AGREEMENT, OR THE RELATIONSHIP

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ESTABLISHED HEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE
HEREOF OR BEFORE OR AFTER THE PAYMENT, OBSERVANCE AND PERFORMANCE IN FULL OF ANY OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT, THE NOTE OR THE SECURITY AGREEMENT.

                  2.6 Amendments. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Varde and the Executive. No waiver of any provision of this Agreement nor consent to any departure by a party therefrom, shall be effective unless it is in writing and signed by the other party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  2.7 Headings. The headings of the Sections of this Agreement are for information purposes only and do not constitute a part of this Agreement.

                  2.8 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be an original but all such counterparts shall together constitute but one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                            VARDE PARTNERS, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                               ---------------------------------
                                               [Name of Executive]



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                                                               Schedule I to the
                                                            Assignment Agreement

Executive Securities
--------------------

         Series B-1 Term Loan                                        $__________

         Series C Term Loan                                          $__________

         Series A Unsecured Note                                     $__________

         Series B Units                                              $__________

         Series C Units                                              $__________

         Series D Units                                              $__________


                              Upon Stage 3 Closing
                              --------------------


         New Series A Preferred                                      $__________

         New Series B Preferred                                      $__________

         New Series C Preferred*/                                    $__________


Purchase Price - $______________



Address for notices:



--------
*/       Subject to the last sentence of Section 1.9 of the Assignment
Agreement.